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                                                                     EXHIBIT 4.3


           CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF 10%
              PAY IN KIND DIVIDEND CONVERTIBLE PREFERRED STOCK OF
                               EARTHCARE COMPANY


EarthCare Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware said Board of Directors, at a meeting duly held on ____________________ adopted a resolution providing for the issuance of a series of Thirteen Million (13,000,000) shares of preferred stock, par value $.0001, which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by its Certificate of Incorporation, as amended, the Board of Directors hereby creates a series A of preferred stock designated 10% Pay In Kind Dividend Convertible Preferred Stock (this "Series A" or "Preferred Stock"), consisting of 13,000,000 shares, $.00001 par value each, issued in units of $1,000 face value per unit. The face value of each share of Preferred Stock shall be $1.00. The preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions on such preferences and rights shall be as follows:

         (1) Dividends. The holders of record shares of this Series shall be entitled to receive dividends payable in kind in Preferred Stock equal to 10% of the face value per share per annum, payable quarterly on such dates as may from time to time be determined by the Board of Directors, in preference to and in priority over dividends upon the Common Stock of the Corporation and all other shares of preferred stock of the Corporation which are by their terms expressly made junior as to dividends to this Series. At the Company's option and, subject to the terms of the Company's credit agreements, the Company may elect to pay the dividends in cash. Dividends on each share of this Series shall accumulate, whether or not earned or declared, from the date of its issuance;



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provided that if so provided in a resolution adopted by the Board of Directors on or prior to the date of its issuance, dividends on any share of this Series shall accumulate from the date set forth in such resolution, which date shall not be more than 120 days before or after the date of the issuance of such share. The holders of shares of this Series shall not be entitled to any dividends other than the dividends provided for in this Section 1. No dividends shall be declared or paid on the Common Stock of the Corporation during any period when the Corporation has failed to pay the required dividend on this Series for any preceding quarter.

         (2) Liquidation. In the event of a liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series shall be entitled to receive out of the assets of the Corporation an amount equal to $1.00 per share, plus any accrued and unpaid dividends thereon to the date fixed for distribution, in preference to and in priority over any such distribution upon the Common Stock of the Corporation and all other shares of preferred stock of the Corporation which are by their terms expressly made junior as to liquidation preferences to this Series but subject to the prior rights of the holders of shares of other series of preferred stock of the Corporation which are by their terms expressly made senior as to liquidation preferences to this Series.

         (3) Redemption. This Series shall be redeemed no later than December 31, 2005 (the "Redemption Date") for a redemption price of $1.00 per share. In the event that this Series is redeemed prior to the Redemption Date, the redemption price shall be as follows:

              a. During the first year after the Closing Date, 105% of face value.

              b. During the second year after the Closing Date, 104% of face value.

              c. During the third year after the Closing Date, 103% of face value.

              d. During the fourth year after the Closing Date, 102% of face value.

         The Corporation agrees to redeem the Preferred Stock prior to the Redemption Date, subject to the terms of credit and debt agreements, in the event the Corporation is able to raise debt or equity capital on acceptable terms or sells a significant portion of its assets. The Preferred Stock shall not be redeemed as a result of a change in the voting control of the Corporation and the terms and conditions of the Preferred Stock shall be assumed by any acquirer of such voting control.

         The Closing Date shall be the date of this preferred stock certificate.

         (4) Voting Rights. Each holder of this Series shall be entitled to one vote for each share of this Series standing in his name on the books of the Corporation, with the same and identical voting rights as holders of shares of Common Stock of the Corporation, except as otherwise expressly provided in this
Section 4.



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         A. Dividend Defaults. If and whenever accrued dividends on this or any other Series of Preferred Stock of the Corporation shall not have been paid in an aggregate amount equal to six quarter-annual dividends on the shares of this or such other Series at the time outstanding, then, and in any such event, the holders of shares of this and all other Series of Preferred Stock of the Corporation at the time outstanding, voting separately as a class, shall be entitled to elect the greatest of (i) two directors of the Corporation, or (ii) that portion of the total number of the directors of the Corporation as shall equal the amount (rounded to the nearest whole number) arrived at by multiplying the total number of directors of the Corporation by a fraction the numerator of which is the total number of shares of all Preferred Stock of the Corporation at the time outstanding and the denominator of which is the total number of shares of all Common and Preferred Stock of the Corporation at the time outstanding. Such right to vote separately as a class to elect directors shall, when vested, be in lieu of any right to vote together with the holders of the Common Stock for the election of directors, and shall be exercised until all dividends in default on the Preferred Stock of the Corporation shall have been paid in full or funds sufficient therefore set aside and, when such dividends in default have been paid in full or funds sufficient therefore have been set aside, such right to elect directors separately as a class shall cease and the right to vote together with the holder of Common Stock for the election of directors shall resume; subject, always, to the same provisions for the vesting of such right to elect directors separately as a class in the case of future dividend defaults. At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20 percent of the total number of shares of all of the Preferred Stock of the Corporation then outstanding shall, call a special meeting of stockholders for the election of directors. In the case of such a written request, such special meeting shall be held within ninety days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation; provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation. Directors elected as aforesaid shall serve until the next annual meeting of the stockholders of the Corporation or until their respective successors shall be elected and qualify. If prior to the end of the term of any director elected as aforesaid, a vacancy in the office of such director shall occur during the continuance of a default in dividends on this Series by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining director or directors elected as aforesaid of a new for the unexpired term of such former director.

         (5) Conversion Privilege and Price. The holders of shares of this Series shall have the right, at their option, to convert such shares into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation. The price at which shares of a Common Stock shall be delivered upon conversion shall be equal to 120% of the market price of the Common Stock. The market price for each share of Common Stock shall be equal to the five day average closing price of the Common Stock on the NASDAQ Exchange for the five trading days immediately preceding the Closing Date. Such price shall be subject to



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adjustment from time to time as provided in Section 7 and, as from time to time adjusted, is herein called the "Conversion Price."

         In case shares of this Series are called for redemption by the Corporation pursuant to Section 3, the right to convert such shares shall cease and terminate at the close of business on the date fixed by redemption for the Corporation.

         (6) Conversion Procedure. In order to convert shares of this Series into Common Stock, the holder thereof shall surrender at the office of any transfer agent for this Series designated for that purpose by the Board of Directors, or at any such other office as may be designated by the Board of Directors, the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and shall give written notice to the Corporation at said office that he elects to convert such shares.

         Shares of this Series shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same.

         The Corporation will pay any and all documentary, stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of this Series. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

         The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of this Series, the full number of shares of Common Stock then deliverable upon the conversion of this Series then outstanding.

         (7) Dividend Rate and Conversion Price. The dividend rate shall be equal to 10%. The Conversion Price shall be equal to 120% of the five-day average of the closing prices for the Company's common stock as reported by Nasdaq for the five days immediately preceding the Closing Date. If the Company issues equity or debt securities with an sale, exercise, conversion or market price less than the Conversion Price, other than the issuance of securities under existing or future employee stock option plans, and if the aggregate market value of the offering exceeds $1,000,000 (one million dollars),



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then the Conversion Price will be reset to this new market price, if this new market price is lower than the Conversion Price.

         (8) Mergers and Certain Other Reclassifications of Common Stock. In case of the consolidation or merger of the Corporation with and into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each holder of this Series shall thereafter be entitled to convert his shares of this Series into that number of shares of stock or other securities or property which would have been deliverable to such holder upon such consolidation, merger or conveyance if such holder had converted his shares of this Series into Common Stock immediately prior to such consolidation, merger or conveyance. In any such case, the Board of Directors of the Corporation shall by resolution make any appropriate adjustment in the provisions of this Series to the end that such provisions shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property deliverable after such consolidation, merger or conveyance upon the conversion of shares of this Series.

         (9) Notice to Holders of Certain Transactions. The Corporation shall cause a notice to be mailed to the transfer agent or agents for this Series, and to the holders of record of shares of this Series at their respective addresses as the same shall appear on the books of the Corporation, if any of the following shall occur:

                  a. The Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus or in an amount per share which is in excess of twice the most recent prior dividend on its Common Stock;

                  b. The Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                  c. Any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale of transfer of all or substantially all of the assets of the Corporation;

                  d. The voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Such notice shall be mailed at least twenty days prior to the applicable record date or other date hereinafter referred to and shall specify (i) the date on which a record is to be taken for the purpose of such dividend, or distribution of rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, or distribution of rights are to be determined, or (ii) the date on which, in



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connection with any reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

         (10) Transfer of Preferred Stock. The Preferred Stock may be transferred by the holders thereof subject to applicable securities laws.

         (11) Registrations and Offerings. The Common Stock reserved for conversion will be registered under applicable securities laws prior to January 1, 2002. In the event that a registration statement is not filed with the Securities and Exchange Commission by December 31, 2001, the dividend rate will increase to 12.5% per annum.

         The holders of 66 2/3% or more of the Preferred Stock may request that the Corporation undertake an offering whereby the holders may elect to convert and sell Common Stock equal to one-third of their holdings. Each such offering will be underwritten by an investment bank selected by the Corporation and will be a non-guaranteed, "best efforts" offering. The holders of Preferred Stock may request such an offering one time per year in 2003, 2004 and 2005. The Corporation has the right to refuse one such offering, in which case, the holders of the Preferred Stock will be permitted to sell one-half of their holdings in the remaining offerings. If the Corporation does not file a registration statement for any offering within 180 days of the request therefore, the dividend rate will increase to 12.5% per annum. The Corporation will bear the costs of each offering. The Corporation will not be subject to any penalty if any offering is not completed or deemed successful.

         (12) No Other Rights. The shares of this Series shall not have any relative, participating, optional or other special rights or powers other than as set forth above and in the Certificate of Incorporation of the Corporation, as amended.

         IN WITNESS WHEREOF, said EarthCare Company has caused this Certificate to be signed by __________________________, its _____________________________,
the ___________________ day of ______________, 2001.



                                                  By:
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